Exhibit 99.2

Consolidated
Condensed Segment
Reporting (adjusted)
(in thousands)	Three Months Ended 4-3-2005	Three Months Ended 7-3-2005	Three Months Ended 10-2-2005	Three Months Ended 1/1/2006	FY 2005	Three Months Ended 4/2/2005	Three Months Ended 7/2/2006	Three Months Ended 10/1/2006	Three Months Ended 12/31/2006	FY 2006	Three Months Ended 4/1/2007

Net Sales, Exclusive of Fabrics and Specialty Products
Modular Carpet (as reported)	$153,527	$163,681	$157,962	$171,043	646,213	$165,883	$186,475	$193,640	217,661	763,659	$205,254
Bentley Prince Street (as reported)	28,062	29,468	32,104	35,533	125,167	29,100	33,932	37,098	37,790	137,920	36,046

Adjusted Total	$181,589	$193,149	$190,066	$206,576	771,380	$194,983	$220,407	$230,738	$255,451	901,579	$241,300
Reconciliation of Non-GAAP Measures to GAAP Measures
Fabrics Segment, (as reported)	48,462	49,545	49,869	50,967	198,843	52,500	35,494	36,391	36,798	161,183	35,791
Specialty Products (as reported)	4,664	3,851	3,963	3,065	15,543	3,151	2,777	3,483	3,669	13,080	2,192
Total As Reported	$234,715	$246,545	$243,898	$260,608	$985,766	$250,634	$258,678	$270,612	$295,918	$1,075,842	$279,283

Depreciation and Amortization, Exclusive of Fabrics and Specialty Products
Modular Carpet (as reported)	$3,305	$3,742	$3,104	$3,493	13,644	$3,273	$4,123	$3,572	$4,701	15,669	$3,544
Bentley Prince Street (as reported)	396	411	403	498	1,708	308	603	443	$462	1,816	466
Corporate Expenses and Eliminations (as reported)	1,371	1,205	1,210	1,199	4,985	1,908	571	1,210	$489	4,178	2,432
Adjusted Total	$5,072	$5,358	$4,717	$5,190	20,337	$5,489	$5,297	$5,225	$5,652	21,663	$6,442
Reconciliation of Non-GAAP Measures to GAAP Measures
Fabrics Segment, (as reported)	2,996	2,690	2,363	2,958	11,007	2,730	2,378	1,987	2,318	9,413	2,150
Specialty Products (as reported)	39	39	17	16	111	18	19	33	17	87	12
Total As Reported	8,107	8,087	7,097	8,164	31,455	8,237	7,694	7,245	7,987	31,163	8,604

Operating Income (loss), Exclusive of Fabrics and Specialty Products
Modular Carpet (as reported)	$16,495	$21,379	$18,059	$21,418	77,351	$20,675	$23,634	$24,309	$29,626	98,244	$26,762
Bentley Prince Street (as reported)	475	493	849	1,677	3,494	513	1,704	2,239	1,475	5,931	932
Corporate Expenses and Eliminations (as reported)	(979)	(1,012)	(500)	(1,289)	(3,780)	(1,145)	(1,218)	(1,100)	(1,455)	(4,918)	(1,653)
Adjusted Total	$15,991	$20,860	$18,408	$21,806	77,065	$20,043	$24,120	$25,448	$29,646	99,257	$26,041
Reconciliation of Non-GAAP Measures to GAAP Measures
Fabrics Segment, (as reported)	965	148	1,916	1,256	4,285	(23,378)	(3,028)	(532)	(321)	(27,259)	(50,357)
Specialty Products (as reported)	214	215	188	34	651	43	(29)	87	263	364	(1,733)
Total As Reported	$17,170	$21,223	$20,512	$23,096	$82,001	$(3,292)	$21,063	$25,003	$29,588	$72,362	$(26,049)

Adjusted Operating Income %	8.8%	10.8%	9.7%	10.6%	10.0%	10.3%	10.9%	11.0%	11.6%	11.0%	10.8%
As Reported Operating Income %	7.3%	8.6%	8.4%	8.9%	8.3%	-1.3%	8.1%	9.2%	10.0%	6.7%	-9.3%

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to the current period relative to the comparable prior period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.